Exhibit 10.2
SELECT MEDICAL HOLDINGS CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE 2005 EQUITY INCENTIVE PLAN
This Restricted Stock Award Agreement (this “Agreement”) is made as of September 13, 2010 (the “Effective Date”), between SELECT MEDICAL HOLDINGS CORPORATION, a Delaware corporation (the “Company”), and DAVID S. CHERNOW, an individual (the “Participant”).
WHEREAS, the Company has adopted the 2005 Equity Incentive Plan, amended and restated as of August 12, 2009, as further amended on February 10, 2010 (the “Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part hereof;
WHEREAS, the Company or a Subsidiary thereof has retained the Participant to provide valuable employment services to the Company and its Subsidiaries;
WHEREAS, in order to provide an incentive to the Participant in respect of his employment with the Company and its Subsidiaries, the Company has approved and authorized the issuance of certain shares of the Common Stock of the Company, par value $.001 per share (the “Stock”), to the Participant, subject to the terms of the Plan and this Agreement; and
WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the employment services to be rendered by the Participant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree to the terms and conditions set forth herein.
1. Award of Restricted Stock. The Company hereby awards and issues to the Participant, effective as of the date hereof, 1,000,000 shares of Stock (the “Restricted Stock”).
2. Vesting Schedule. Subject to the further provisions of this Agreement and the Participant’s continued employment on the applicable vesting date, commencing on September 13, 2013 and on September 13 of each year thereafter, 25% of the shares of Restricted Stock shall vest, so that the following number of shares of Restricted Stock shall have vested:

Cumulative Shares of
Vesting Dates	Restricted Stock Vested

September 13, 2013	250,000
September 13, 2014	500,000
September 13, 2015	750,000
September 13, 2016	1,000,000

Subject to Section 5 hereof, the period beginning on the date hereof through and including the vesting date for any shares of Restricted Stock shall be referred to herein as the “Restricted Period” with respect to such shares of Restricted Stock.
3. Transferability. Shares of Restricted Stock which have not vested may not be sold, assigned, transferred, pledged, or otherwise disposed of under any circumstances during the applicable Restricted Period, except that such shares may be transferred to a Permitted Transferee who agrees in writing (in a form satisfactory to the Company and its counsel) to be bound by this Agreement to the same extent as the Participant, and any such transferred shares shall continue to be subject to forfeiture upon the Participant’s termination of employment as provided herein. The Restricted Stock shall not be subject to execution, attachment or similar process during the applicable Restricted Period. Upon any attempt to transfer, assign, pledge, or otherwise dispose of the Restricted Stock during the applicable Restricted Period contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the Restricted Stock during the applicable Restricted Period, the Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding.
4. Forfeiture of Restricted Stock. All unvested shares of Restricted Stock shall immediately be forfeited to the Company and cease to be outstanding upon the termination of the Participant’s full-time employment with the Company or its Subsidiaries for any reason other than an Exception Event (as hereinafter defined). For purposes hereof, an “Exception Event” shall arise if the Participant dies or terminates employment due to Disability (as defined in the Plan). If an Exception Event occurs prior to the last vesting date, a pro rata share of the Restricted Stock (based on the date of the Exception Event) scheduled to vest at the next vesting date will vest and the remaining unvested shares of Restricted Stock will be forfeited to the Company and cease to be outstanding. For example, if the Participant dies on September 13, 2012, then 166,667 shares of the Restricted Stock (i.e., 2/3 of 250,000 shares that would have vested on September 13, 2013) will vest in favor of the Participant’s estate and the remaining shares of the Restricted Stock (i.e., 833,833 shares) will be forfeited to the Company and cease to be outstanding. The Participant acknowledges that neither the Participant nor the Participant’s estate will have any claim whatsoever against the Company or any Subsidiary related to any forfeiture of the Restricted Stock.
5. Acceleration of Vesting Upon Change of Control. Upon a Change of Control all Restricted Periods shall terminate and all outstanding shares of Restricted Stock shall be vested in full and all limitations on such Restricted Stock set forth in this Agreement shall automatically lapse.
6. Certain Tax Matters. The Participant expressly acknowledges that vesting of the Restricted Stock, and the future payment of dividends with respect to the Restricted Stock, may give rise to “wages” subject to withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant’s promptly paying to the Company in cash, or by the delivery of shares of the Restricted Stock acquired hereunder, all taxes required to be withheld in connection with such vesting or payment. If vesting occurs as the result of an Exception Event, then the Company may, without the consent of the Participant or the Participant’s estate, use some of the Participant’s shares acquired hereunder to satisfy the Participant’s tax withholding obligations.

7. Plan Governing. The Participant hereby acknowledges receipt of a copy of the Plan and accepts and agrees to be bound by all of the terms and conditions of the Plan as if set out verbatim in this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
8. Miscellaneous. This Agreement may be amended only by written agreement of the Participant and the Company and may be amended without the consent of any other person. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives, heirs, descendants, distributees and permitted assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

SELECT MEDICAL HOLDINGS CORPORATION
By:	/s/ Robert A. Ortenzio
Name:	Robert A. Ortenzio
Title:	Chief Executive Officer

PARTICIPANT:
/s/ David D. Chernow
David S. Chernow

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